Exhibit 99.1
Media Contact: Paul Peterson
(575) 464-7241
paulp@innofthemountaingods.com
Staci Columbo
(702) 499-4372
Staci@warnergaming.com
INN OF THE MOUNTAING GODS RESORT AND CASINO ANNOUNCES CONSULTING AGREEMENT BETWEEN
INN OF THE MOUNTAIN GODS RESORT & CASINO AND WARNER GAMING
MESCALERO, N.M. (February 20, 2009) – The Inn of the Mountain Gods Resort and Casino (the “Company”) and its subsidiaries, Casino Apache Travel Center and Ski Apache, have entered into a consulting agreement with a subsidiary of Warner Gaming, LLC (the “Consultant”). Warner Gaming is controlled by William W. Warner who, prior to forming Warner Gaming in 2008, held several senior executive positions at Station Casinos, Inc., including Chief Development Officer, Vice President of Finance and, most recently, Chief Operating Officer.
The consulting agreement provides that the Consultant will, over the three-year term of the agreement, evaluate and make recommendations with respect to the following operations at the Inn of the Mountain Gods Resort and Casino, the Casino Apache Travel Center and Ski Apache (collectively, the “Properties”):
•	gaming operations and related marketing;

•	non-gaming marketing programs;

•	hotel and other operations;

•	food and beverage operations;

•	human resources; and

•	finance and accounting.
The parties intend to replace the consulting agreement with a management agreement, which will allow Warner Gaming to actively manage all aspects of the Properties’ operations. The parties anticipate submitting the management agreement to the National Indian Gaming Commission (the “NIGC”) for approval in the first half of 2009. Until the management agreement is approved by the NIGC, the Company and its subsidiaries will continue to manage the day-to-day operations of the Properties.
The consulting agreement becomes effective on February 13, 2009, and terminates on February 28, 2012. However, the consulting agreement will terminate upon approval by the NIGC of the management agreement and may be terminated by the Company or the Consultant upon the occurrence of certain events.
About Inn of the Mountain Gods Resort and Casino:
Inn of the Mountain Gods Resort and Casino is the ultimate entertainment destination for all seasons. Located in Mescalero, N.M., near Ruidoso, the Inn has 273 luxury rooms and suites, 38,000 square feet of Vegas-style gaming, a championship golf course and more than 40,000 square feet of meeting space. The Inn is one of many economic enterprises of the Mescalero Apache Tribe, which also runs Ski Apache, Mescalero Big Game Hunting and Casino Apache and Travel Center. For information, please visit www.innofthemountaingods.com or call (888) 262-0478.
About Warner Gaming:
Founded in 2008, Warner Gaming brings together a dynamic team of industry-leading experts with more than 80 years of collective experience in gaming management. Led by industry-veteran William Warner, Warner Gaming provides gaming enterprises with best-practice solutions for overall operations, including development and master planning, gaming, financing and marketing. For more information on Warner Gaming, visit: www.warnergaming.com.
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